UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934)

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☐	Soliciting Material Pursuant to §240.14a-12

RMR Hospitality and Real Estate Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RMR HOSPITALITY AND REAL ESTATE FUND
400 Centre Street
Newton, MA  02458

FOR IMMEDIATE RELEASE

For more information
Contact: Tim Bonang,
Investor Relations
617-796-8149

RHR SENDS FOLLOW UP RESPONSE TO
PHILLIP GOLDSTEIN’S PROXY SOLICITATION

Newton, MA (February 20, 2007).  Tom O’Brien, President of RMR Hospitality and Real Estate Fund (AMEX: RHR), acting on behalf of RHR and its unanimous Board of Trustees, today sent the following letter to RHR shareholder:

Dear Shareholders:

Our annual shareholders meeting is March 8, 2007.  Please sign, date and mail the enclosed blue proxy card.

Your vote is important to help us prevent Phillip Goldstein and his “Bulldog” hedge fund from taking control of your company.

Our current management, including our current trustees, have invested about $10 million in our common shares with their personal money.  We bought these share because we believe our investments can produce regular, high levels of income.  Last year our company paid 12 monthly dividends totaling $1.50/share.  The market price of our shares increased from $18.21/share on January 1, 2006 to $22.95/share on December 31, 2006.  Combined the dividends and share price appreciation represent a total return of $6.24/ share or 35.5%.  We continue paying our regular monthly dividends and today (February 16, 2007) our share price is at $23.67/share.  Because we are significant shareholders, our management’s interests are closely aligned with your interests.

These returns are not good enough for Goldstein and his hedge fund colleagues; they want to liquidate our company for a quick profit and then move on to their next target.  Mr. Goldstein has written to some of you that he will improve the value of your investment.  However, we believe Goldstein’s track record implies that he cannot be trusted.

•                  Goldstein is currently being sued by the Securities Regulators in Massachusetts for illegally soliciting investors.

•                  In 2006, Goldstein attacked another mutual fund (the Seligman Select Municipal Fund) with promises to provide benefits to all shareholders.  Instead, he accepted a “green mail” payoff; he sold his own shares at a premium price and agreed to abandon any further proxy contests for 25 years.

•                  Since he was voted in to control another fund (the Mexico Income and Equity Fund) he has paid himself and his colleagues very high fees, but S.E.C. filings by that fund admit that Goldstein is unable to operate it in compliance with applicable exchange listing requirements.

•                  A 2004 New York State Division of Tax Appeals decision reports that Goldstein regularly fails to file tax returns until years after they are overdue.

For these reasons, among others, our Board unanimously decided not to nominate Goldstein to our Board, despite his threats to conduct this expensive proxy contest and related litigation.

Even if you have previously signed a proxy card, I urge you to sign, date and mail the enclosed blue proxy card; only the latest dated proxy counts.

Sincerely,

Thomas M. O’Brien
President

P.S.  If you have any questions, please call our proxy solicitation firm:  Innisfree M&A Incorporated toll free at 1-888-750-5834.